                                                                 EXHIBIT 12

                      NORAM ENERGY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)


                                           1994         1993         1992         1991         1990
                                        ----------   ----------   ----------   ----------   ----------
Income from continuing operations
  as set forth in Consolidated
  Statement of Income                   $   51,291   $   39,935   $    6,227   $   16,515   $  100,826

Add back:
  Provision for income taxes                34,372       46,481       12,516       18,418       52,643

Less:
  Non-utility interest capitalized               0            0            0            0            0
                                        ----------   ----------   ----------   ----------   ----------
                                            85,663       86,416       18,743       34,933      153,469
                                        ----------   ----------   ----------   ----------   ----------
Fixed charges (from continuing
  operations):
    Interest                               167,384      169,857      182,453      174,044      150,593

    Amortization of debt discount
      and expense                            3,312        3,421        4,450        3,290        2,191

    Portion of rents considered to
      represent an interest factor          11,292       10,402        7,704        6,514        5,534
                                        ----------   ----------   ----------   ----------   ----------
      Total fixed charges                  181,988      183,680      194,607      183,848      158,318
                                        ----------   ----------   ----------   ----------   ----------

Earnings                                $  267,651   $  270,096   $  213,350   $  218,781   $  311,787
                                        ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges      $     1.47   $     1.47   $     1.10   $     1.19   $     1.97
                                        ==========   ==========   ==========   ==========   ==========

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